EXHIBIT 5.1
June 18, 2010
NetApp, Inc.
495 East Java Drive
Sunnyvale, California 94089
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the filing by NetApp, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 67,515 shares of the Company’s Common Stock, $0.001 par value, pursuant to the Bycast Inc. 2010 Equity Incentive Plan, and 164,847 shares of the Company’s Common Stock, $0.001 par value (collectively, the “Shares”), pursuant to the Incentive Stock Option Plan of Bycast Inc. (together, the “Plans”).
In connection with this opinion, we have examined the Registration Statement, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Wilson Sonsini Goodrich & Rosati
Wilson Sonsini Goodrich & Rosati, P.C.